Exhibit 10.4

AGREEMENT OF PURCHASE AND SALE

OF

REAL PROPERTY COMMONLY KNOWN AS THE

NEWTON MARRIOTT HOTEL

IN

NEWTON, MASSACHUSETTS

and

Joint Escrow Instructions

between

CR/TPG NEWTON HOTEL LLC,

a Delaware limited liability company (“Seller”),

and

CHESAPEAKE LODGING, L.P.,

a Delaware limited partnership (“Buyer”).

Effective Date: June 30, 2010

AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY

AND

JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of June 30, 2010 (the “Effective Date”), among

CR/TPG Newton Hotel LLC a Delaware limited liability company (“Seller”),

and

Chesapeake Lodging, L.P., a Delaware limited partnership (“Buyer”).

IN CONSIDERATION OF the mutual covenants and conditions contained herein, parties hereto (together, the “Parties” and each, sometimes, a “Party”) do hereby agree and covenant with each other as follows:

1.        DEFINITIONS.

1.1        ADA Settlement Agreement. “ADA Settlement Agreement” means that certain settlement agreement affecting the Hotel dated June 29, 2009.

1.2        Affiliate. “Affiliate” means, with respect to an indicated person, any other person which controls, is controlled by or is under common control with such indicated person.

1.3        Approval Date. “Approval Date” means July 2, 2010.

1.4        Assumed Contracts.  “Assumed Contracts” means the Service Contracts identified on the Schedule of Contracts attached hereto as Exhibit J (except for any such Service Contracts excluded pursuant to Section 2).

1.5        Bill of Sale.  “Bill of Sale” means one or more instruments, as Buyer may reasonably determine, each substantively in the form attached hereto as Exhibit C, together conveying the FF&E to Buyer or Buyer’s nominee(s).

1.6        Broker.  “Broker” means Molinaro Koger.

1.7        Business Day.  The term “Business Day” means a day other than Saturday, Sunday or other day when commercial banks in Massachusetts are authorized or required by Law to close.

1.8        Buyer’s Knowledge.  “Buyer’s Knowledge” means the actual present (and not the constructive) knowledge of Rick Adams and does not imply that said individual has or should have conducted any inspection, examination or other inquiry to determine the accuracy of any representation, warranty or other statement made “to Buyer’s Knowledge” in this Agreement or in any other document delivered by Buyer prior to or at Closing.

1.9        Cash Bank. “Cash Bank” means, with respect to the Hotel, cash on hand in house banks and petty cash as of Closing, as specified in the Preliminary Statement.

1.10    Claims.  “Claims” has the meaning specified in Section 12.1.

1.11    Closing.  “Closing” means the recordation of the Deed in the official land records of the county in which the Hotel is located.

1.12    Closing Date.  “Closing Date” means the date upon which Closing occurs.

1.13    Closing Documents.  “Closing Documents” means the Transfer Instruments, the FIRPTA Certificate, and all the other documents to be delivered hereunder at, or for purposes of effecting, Closing.

1.14    Code.  “Code” means the Internal Revenue Code of 1986, as amended.

1.15    Consumables Inventory.  “Consumables Inventory” means the stock of supplies and other consumables used in the operation and maintenance of the Hotel in the Ordinary Course.

1.16    Continuing Employees.  “Continuing Employees” means Hotel Employees who are employed by Buyer or its Hotel manager or operator following Closing.

1.17    Contract Assignment.      “Contract Assignment” means an assignment and assumption of Assumed Contracts substantively in the form attached hereto as Exhibit E.

1.18    Counsel.  “Counsel” means each Party’s respective legal counsel for the transaction contemplated by this Agreement: with respect to Seller, the law firm of Greenberg Traurig, LLP; with respect to Buyer, the law firm of Hogan Lovells US LLP.

1.19    Day.  The term “day” means a calendar day.

1.20    Deed.      “Deed” means the deed substantially in the form attached hereto as Exhibit B, conveying the Hotel Premises to Buyer subject only to Permitted Exceptions

1.21    Deposit.  “Deposit” has the meaning specified in Section 3.3.

1.22    Disputed Payable.  “Disputed Payable” means any amount that a third party claims to be due or accrued as of Closing with respect to the operation of the Hotel, but that Seller or Hotel Manager disputes (including the disputed portion of any bill, invoice or claim that Seller or Hotel Manager otherwise acknowledges to be due and payable).

1.23    Eligible Employees.  “Eligible Employees” means all Hotel Employees, other than Excluded Employees, whom Hotel Manager employs at the Hotel immediately prior to Closing.

1.24    Employee Leave. “Employee Leave” means vacation, sick leave and any other paid leave accrued or accruing and payable with respect to Continuing Employees.

1.25    Employee Liabilities.     “Employee Liabilities” means all obligations and liabilities, actual or contingent with respect to Hotel Employees, whether accruing or arising before or after Closing, including, without limitation, any and all obligations or liabilities: (A) for wages, salaries, Employee Leave, fringe benefits, and payroll taxes; (B) for worker’s compensation claims based on any real or alleged occurrence prior to Closing; and (C) for claims or penalties under applicable Laws governing employer/employee relations (including, without limitation, the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985).

1.26    Environmental Laws. “Environmental Laws” shall mean all federal, state and local laws, statues, rules, codes, ordinances, regulations, orders, judgments, decrees, binding and enforceable guidelines, policies or common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment or Hazardous Substances.

1.27    Equipment Lease. “Equipment Lease” means the personal property leases covering certain items of FF&E all of which are identified in the schedule attached hereto as Exhibit K.

1.28    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.29    Escrow. “Escrow” means the escrow established pursuant to this Agreement for purposes of holding the Deposit and, pending Closing, the balance of the Purchase Price and the Transfer Instruments to be recorded upon Closing.

1.30    Escrow Agent. “Escrow Agent” means the Title Company, acting through its local office near the Hotel, whenever acting in the capacity of an escrow holder pursuant hereto.

1.31    Excluded Employees. “Excluded Employees” means Hotel Employees designated by Buyer to Seller and Hotel Manager not later than ten (10) Business Days before the Closing Date, not to exceed the lesser of (i) ten percent (10%) of the Hotel Employees employed at the Hotel immediately prior to Closing and (ii) the number (including the General Manager, if not hired by Buyer or Buyer’s manager or retained by Hotel Manager and all Hotel Employees terminated in the ninety (90) days preceding Closing) in excess of which Seller would be required to give notice under the WARN Act.

1.32    Existing Environmental Report. “Existing Environmental Report” means the environmental assessment report(s) and further environmental studies (if any) regarding the Hotel Premises identified on Exhibit O.

1.33    Existing Survey.   “Existing Survey” means the ALTA/ACSM Survey of the Hotel Premises identified on Exhibit O.

1.34    Existing Title Report.   “Existing Title Report” means the existing owner’s policy of title insurance on the Hotel Premises identified on Exhibit O.

1.35    Extended Coverage.   “Extended Coverage” means the deletion from the Title Policy of general exceptions for survey matters, unrecorded easements, mechanics’ liens, unrecorded liens for taxes and assessments and rights of parties in possession (to the extent such deletions are customarily offered by the Title Company in the jurisdiction where the Hotel is located).

1.36    FF&E.   “FF&E” means machinery, equipment, appliances, furniture, fittings, removable fixtures, tools and other articles of durable personal property of every kind and nature, including spare parts and reserve stock, which are owned or leased by or for the account of Seller and are used or useable in the operation of the Hotel, including, without limitation and subject to depletion and replacement in the Ordinary Course: (1) office furniture and equipment, (2) room furnishings, (3) art work and other decorative items, (4) televisions, radios, VCRs and other consumer electronic equipment, (5) telecommunications equipment, (6) computer equipment, (7) blankets, pillows, linens, towels and other bed clothing, (8) china, crystal, dishware, glassware, silverware, flatware and other dinnerware, and other “operating inventory” as that term is defined in the Uniform System of Accounts, (9) kitchen appliances, cookware and other cooking utensils, (10) vehicles, and (11) manuals, schematics, plans and other written materials pertaining to the use, operation, maintenance or repair of any item of FF&E; but excluding (a) personal property owned by any Hotel guest, tenant, concessionaire, licensee or other third party (unless such person owns such property for the account or benefit of Seller), and (b) manuals, records and other like materials owned by (and proprietary to) the Hotel Manager, unless prepared or maintained solely for the Hotel, and (c) computer software licensed to Seller or Hotel Manager, unless (A) such license is by its terms transferable in connection with the sale of the Hotel to Buyer and (B) Buyer pays any fee or other charge imposed by the licensor in connection with such a transfer.

1.37    Final Statement. “Final Statement” has the meaning specified in Section 11.1.

1.38    FIRPTA Certificate.   “FIRPTA Certificate” means a certificate of Seller, substantively in the form attached as Exhibit G, confirming to Buyer that Seller is not a foreign person or entity for purposes of § 1445 of the Internal Revenue Code of 1986, as amended (with such supplemental statements as may be required to exempt the transactions contemplated hereby from any withholding tax requirements under applicable state Laws).

1.39    Food and Beverage Inventory.   “Food and Beverage Inventory” means the stock of raw and processed foods, spices, condiments and beverages used to provide food and beverage service within the Hotel, other than the Liquor Inventory.

1.40    General Assignment.   “General Assignment” means a general assignment and assumption agreement substantively in the form attached hereto as Exhibit F.

1.41    Governmental Authority.   “Governmental Authority” means any of the United States Government, the government of any of the United States or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.

1.42    Hazardous Substance.   “Hazardous Substance” means any substance defined as “waste”, “hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance”, “pollutant”, “contaminant” in, or which are otherwise specifically subject to regulation under any Environmental Law.

1.43    Hotel.   “Hotel” means all of the Hotel Premises, FF&E, the Inventory and Intangibles comprising the “Newton Marriott,” Newton, Massachusetts.

1.44    Hotel Employees.   “Hotel Employees” means all persons employed at the Hotel by Hotel Manager or its Affiliates.

1.45    Hotel Improvements.   “Hotel Improvements” means all of the buildings, other immovable structures and improvements and fixtures on the Hotel Parcel.

1.46    Hotel License Agreement.     “Hotel License Agreement” means that certain Franchise Agreement between Marriott and Seller dated as of July 16, 2009.

1.47    Hotel Manager.   “Hotel Manager” means TPG Hospitality, Inc., a Rhode Island corporation.

1.48    Hotel Management Agreement.   “Hotel Management Agreement” means that certain Hospitality Management Agreement between Seller and Hotel Manager dated July 16, 2009.

1.49    Hotel Parcel.   “Hotel Parcel” means (1) that certain parcel of land located at 2345 Commonwealth Avenue Newton, Massachusetts 02466 and more particularly described in Exhibit A hereto, together with (2) all appurtenant rights (including, without limitation, rights in and to adjoining streets, rights-of-way and strips and gores, water and riparian rights, rights to light and air and easements).

1.50    Hotel Payable.   “Hotel Payable” means any account payable outstanding as of Closing for the Hotel, other than Disputed Payables.

1.51    Hotel Premises.   “Hotel Premises” means the Hotel Parcel and the Hotel Improvements.

1.52    Hotel Records.   “Hotel Records” means all of the books, records, correspondence and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books and records which Seller owns or otherwise has the right freely to transfer) which have been received or generated and maintained in the course of operation of the Hotel and which are in Seller’s possession or which are maintained, controlled or possessed by a third-party for the account of Seller.

1.53    Intangibles.  “Intangibles” means Seller’s rights, title and interest, if any, in (i) trade names, trademarks, service marks, logs and other forms of identification used to identify the Hotel or any of its facilities or operations, including the names used to designate the restaurant and bar facilities within the Hotel (but not including the name “Marriott”), (ii) plans and specifications for the Hotel Improvements, (iii) the Permits, (iv) written guaranties and warranties from contractors, manufacturers and vendors with respect to any of the Hotel Improvements and FF&E, furnishings, fixtures or equipment, to the extent assignable in connection with a sale of the Hotel, (v) studies, analyses, reports and other written materials pertaining to the condition of the Hotel Improvements and the Hotel Parcel (vi) websites and URLs related to the operation of the Hotel and (vii) information regarding the identity of, and contact information for, guests of the Hotel.

1.54    Inventory.  “Inventory” means (i) the Retail Inventory, (ii) the Food and Beverage Inventory, and (iii) the Liquor Inventory.

1.55    Laws.  “Laws” means any and all:

1.55.1    Constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of any Governmental Authority.

1.55.2    Agreements with or covenants or commitments to any Government Authority which are binding upon Seller or any of the elements of the Hotel (including, without limitation, any requirements or conditions for the use or enjoyment of any license, permit, approval, authorization or consent legally required for the operation of the Hotel).

1.56    Last Closing Date.  “Last Closing Date” means August 3, 2010.

1.57    Lease.  “Lease” means any lease, sublease or other agreement for the occupancy or use of space within the Hotel encumbering the Hotel Premises, other than agreements in the Ordinary Course for the transient use of guest rooms, meeting rooms and other Hotel facilities.

1.58    Lien.  “Lien” means any mortgage, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments, other tax and statutory lien (other than the lien for non-delinquent real estate taxes, general and special assessments or any lien arising out of any activity of Buyer) which affects any of the Hotel Premises and is prior to any of Seller’s interests therein.

1.59    Liquor Inventory.  “Liquor Inventory” means all liquor, wine, beer and other alcoholic beverages held for sale to Hotel guests and others in the Ordinary Course or otherwise used in the operation of the Hotel.

1.60    Liquor License.  “Liquor License” means any government license, permit or other authorization for the Liquor Operations.

1.61    Liquor Operations.  “Liquor Operations” means the sale and service of liquor, wine, beer and other alcoholic beverages at the Hotel.

1.62    Marriot.  “Marriott” means Marriott International, Inc.

1.63    Marriott PIP. “Marriott PIP” means Property Improvement Plan for the Hotel issued by Marriott on May 4, 2009, as amended, a copy of which is attached here as Exhibit M, as modified by the waivers set forth in Exhibit N attached hereto.

1.64    New License. “New License” has the meaning specified in Section 7.3.

1.65    Objectionable Title Matters.  “Objectionable Title Matters” has the meaning specified in Section 4.2.

1.66    Intentionally Omitted.

1.67    Ordinary Course.  “Ordinary Course” means the course of day-to-day operation of the Hotel in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the ten (10) months preceding the Effective Date.

1.68    Original.  “Original” means any of (A) an original counterpart of any Assumed Contract, (B) the Hotel Records or (C) other documents which comprise or evidence the Intangibles, to the extent within Seller’s possession or control; and “the Originals” means all such items.

1.69    Permit.  “Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding Liquor Licenses) to the extent held and assignable by Seller or otherwise transferable with the Hotel.

1.70    Permitted Exceptions.  “Permitted Exceptions” means (A) liens for real property taxes and assessments not yet delinquent, (B) liens or encumbrances arising out of any activity of Buyer, (C) the Assumed Contracts, (D) the Hotel License Agreement, (E) those matters set forth on Exhibit D attached hereto, and (F) any other matter deemed to be a Permitted Exception pursuant to Section 4.2.

1.71    Place of Closing.  “Place of Closing” has the meaning specified in Section 10.1.

1.72    Preliminary Statement.  “Preliminary Statement” has the meaning specified in Section 8.

1.73    Purchase Price.  “Purchase Price” means the gross purchase price being paid by Buyer to Seller for the Hotel, as set forth in Section 3.1.

1.74    Repair Warranties.  “Repair Warranties” means the written guaranties, warranties and other obligations for repair or maintenance, from any contractors, manufacturers or vendors, with respect to any of the Hotel Improvements or FF&E, to the extent assignable by or at the direction of Seller.

1.75    Reservation Deposit.  “Reservation Deposit” means any deposit or advance payment received by Seller or the Hotel Manager in connection with the reservation or booking of any guest room, banquet room or other Hotel facility or service for a time or period after Closing.

1.76    Retail Inventory.  “Retail Inventory” means all goods held for sale to Hotel guests and others in the Ordinary Course, excluding the Food and Beverage Inventory and the Liquor Inventory.

1.77    Seller’s Knowledge.  “Seller’s Knowledge” means the actual present (and not the constructive) knowledge of Robert Leven, Gregory Vickowski and William Walker and does not imply that said individual has or should have conducted any inspection, examination or other inquiry to determine the accuracy of any representation, warranty or other statement made “to Seller’s Knowledge” in this Agreement or in any other document delivered by Seller prior to or at Closing.

1.78    Service Contract.  “Service Contract” means each of the contracts or other arrangements, written or oral, for the continuing provision of services relating to the improvement, maintenance, repair, protection or operation of the Hotel, all of which are identified in the schedule attached hereto as Exhibit J. “Service Contracts” does not include the Hotel Management Agreement, the Hotel License Agreement or the Equipment Leases.

1.79    Survey.  “Survey” means a current survey of the Hotel Premises meeting the minimum standard requirements of the American Land Title Association and the American Congress of Surveying and Mapping standards for “Class-A” surveys and certified, pursuant to a certification reasonably acceptable to Buyer, to Buyer, any lender designated by Buyer and the Title Company by a duly licensed land surveyor or professional engineer.

1.80    Taxes.  “Taxes” has the meaning specified in Section 8.1

1.81    Title Company.  “Title Company” means National Land Tenure Co. LLC, 900 Merchants Concourse Suite 201, Westbury, NY 11590, Attention Sean Miller, Tel: 516-227-0800, Fax: 516 227-1160, Email: seanmiller@nationallandtenure.com as agent for First American Title Insurance Company.

1.82    Title Policy.  “Title Policy” means an owner’s policy of title insurance for the portion of the Purchase Price allocated to the Hotel Premises, insuring or committing to insure fee title to the Hotel Premises in Buyer subject only to Permitted Exceptions, with Extended Coverage if Buyer so elects and obtains a Survey in a timely fashion.

1.83    Title Report.  “Title Report” means an Owner’s Commitment for Title Insurance with respect to the Hotel Premises, issued by the Title Company as of a date no earlier than June 20, 2010.

1.84    Transactor.  “Transactor” means, with respect to each Party, the person(s) authorized by such Party to execute and deliver Transfer Instruments and other Closing Documents on behalf of such Party.

1.85    Transfer Instruments.  “Transfer Instruments” means all the instruments by which Seller will convey the Hotel to Buyer and/or Buyer’s nominees hereunder, including (without limitation) the Deed, the Bill of Sale, the Contract Assignment and the General Assignment.

1.86    Uniform System of Accounts.    “Uniform Systems of Accounts” means the Uniform System of Accounts for Hotels, 10th Edition, published by the Hotel Association of New York.

1.87    WARN Act.  “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988.

1.88    Other Definitions.  Terms defined in any other part of this Agreement (including, without limitation, “Seller,” “Buyer,” “Party” and “Parties,” and “this Agreement,” defined in the initial paragraph hereof) shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; and the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

2.        Covenant of Purchase and Sale. On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, all of the real and personal property comprising the Hotel and, except as otherwise expressly provided herein, assume from and after Closing all obligations and liabilities appertaining to such property (including, without limitation, Seller’s obligations and liabilities under and with respect to the Assumed Contracts, the Permits and any Permitted Exceptions).

2.1        Exclusion of Certain Service Contracts.   Buyer shall have the right to exclude from the Assumed Contracts any Service Contract identified by Buyer by written notice, provided that Seller shall only be obligated to terminate any such agreements so long as such termination is at no cost to Seller.

2.2        Equipment Leases.  At Closing, (A) Buyer shall assume all of the Equipment Leases and (B) hold harmless, indemnify and defend Seller against any claim by or liability to the lessor under the applicable Equipment Leases arising from and after the Closing Date.

3.        Purchase Price and Deposit.

3.1        Amount of Purchase Price. The Purchase Price shall be SEVENTY SEVEN MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($77,250,000.00) but the net amount thereof payable to Seller shall be subject to credits, prorations and other adjustments as provided in Sections 8 and 11.

3.2        Allocation of Price.  The Purchase Price shall be allocated among the Hotel and various items of personal property as set forth on Exhibit L attached hereto. The parties agree that this allocation has been arrived at by a process of arm’s-length negotiations, including, without limitation, the parties’ best judgment as to the fair market value of each respective asset, and the parties specifically agree to the allocation as final and binding, and will consistently, reflect those allocations on their respective federal, state and local tax returns, including any state, county and other local transfer or sales tax declarations or forms to be filed in connection with this transaction, which obligations shall survive the Closing.

3.3        Deposit.

3.3.1    Amount and Delivery.    Within three (3) Business Days after the Effective Date, Buyer shall deliver into Escrow cash in the amount of $500,000.00 (the “Initial Deposit”), as a good faith deposit. On or before the Approval Date, if Buyer elects to proceed with the purchase of the Hotel, Buyer shall deliver into Escrow an additional cash deposit of $2,500,000.00 (the “Additional Deposit”). The Initial Deposit, together with the Additional Deposit when and if made, and all interest earned on the deposited funds while in Escrow, shall comprise the “Deposit.”

3.3.2    Investment.    The Deposit, while held in Escrow, shall be held by the Escrow Agent in a federally-insured, interest-bearing account with a national banking association.

3.3.3    Disposition.    If Buyer, in breach of its obligations under this Agreement, fails to purchase the Hotel on or before the Last Closing Date, Seller upon termination of this Agreement shall be entitled to receive and retain the Deposit as liquidated damages, in accordance with Section 19. In all other circumstances, the Deposit shall remain the property of Buyer and, together with interest earned thereon, shall either (A) at Closing, be applied against the Purchase Price or (B) upon termination of this Agreement, be returned to Buyer, less only Buyer’s one-half share of any Escrow cancellation charges.

3.4        EINs. For Escrow Agent’s information, Buyer’s Employer Identification Number is 27-1876146 and Seller’s Employer Identification Number is 27-0354270.

4.        Title and Due Diligence Conditions.

4.1        Title Report and Survey.    Within five (5) days following the Effective Date, Seller shall provide to Buyer a copy of the Existing Title Report and the Existing Survey. Promptly after the Effective Date, Buyer shall (A) request that the Title Company provide a Title Report, together with copies of all recorded documents referenced in the Title Report, and (B) order a Survey, certified to each of Buyer (and/or its assigns), Seller and the Title Company. Upon receipt Buyer shall deliver copies of the Title Report (and such recorded documents) and the Survey to Seller and deliver a copy of the Survey to the Title Company.

4.2        Objectionable Title Matters and Permitted Exceptions.    Within five (5) Business Days of Buyer’s receipt of the Title Report and Survey, Buyer shall deliver to Seller written notice of Buyer’s objection to any matter appearing on the Title Report, other than any Permitted Exception (collectively, the “Objectionable Title Matters”). Buyer acknowledges and agrees that is shall not have the right to object to any Permitted Exceptions. Buyer’s notice of Objectionable Title Matters also shall specify whether any estoppel certificates will be required to be delivered at Closing with respect to any Lease disclosed by the Title Report. Except for (A) the Objectionable Title Matters and (B) any new item reflected in any update to the Title Report or update to the Survey received after Buyer’s delivery of its initial notice of Objectionable Title Matters with respect to which Buyer gives Seller written notice of Buyer’s objection thereto within five (5) Business Days after Buyer obtains actual knowledge of such new item (the “Additional Objectionable Title Matters”), Buyer shall be deemed to have approved the state of Seller’s title to the Hotel Premises as disclosed by the Title Report and the Survey. All exceptions and other defects disclosed by the Title Report or any update thereto or the Survey or any update thereto, to which Buyer makes no objection in accordance with the provisions of this Section 4.2, and all such exceptions and other defects to which Buyer objects but later waives such objection as provided in this Section 4.2, shall be deemed Permitted Exceptions.

4.3        Cure of Objectionable Title Matters. Cure of Objectionable Title Matters. At or prior to Closing, Seller shall cause any Lien voluntarily made or assumed by it to be removed and shall cure any Objectionable Title Matter which Seller has agreed to eliminate.

4.3.1    Termination for Objectionable Title Matter. Within five (5) Business Days following Buyer’s notice of any Objectionable Title Matters or any Additional Objectionable Title Matters, Seller shall notify Buyer either that it will eliminate all Objectionable Title Matters and/or Additional Objectionable Title Matters to which Buyer has objected prior to the Closing Date or specifying exceptions which it will not eliminate. In the event that Seller fails to respond to a notice of any Objectionable Title Matters received from Buyer, Seller shall be deemed to have elected not to remove such Objectionable Title Matters. If Seller elects, or is deemed to have elected not to remove all of the Objectionable Title Matters or Additional Objectionable Title Matters, Buyer shall have the right, within five (5) Business Days of Seller’s notification of its election not to remove such Objectionable Title Matter(s) or Additional Objectionable Title Matter(s), to terminate the Escrow and this Agreement by written notice of termination given to Seller and Escrow Agent no later than the Last Closing Date, whereupon Escrow Agent shall cancel Escrow, disburse the Deposit to Buyer and return every other item in Escrow to the Party which deposited the same. If Buyer does not exercise its right to terminate this Agreement within five (5) Business Days of Seller’s notification of its election not to remove any given Objectionable Title Matter or Additional Objectionable Title Matter, Buyer shall be deemed to have waived its objection to such Objectionable Title Matters and such Objectionable Title Matters shall be included as “Permitted Exceptions.”

4.3.2    Buyer shall share with Seller a copy of the pro forma Title Policy (the “Pro Forma Title Policy”) with respect to the Hotel Premises delivered to Buyer by the Title Company. Except as set forth in this Section 4.3 and subject to the requirement that Seller deliver the owner’s title affidavit in accordance with the provisions of Section 10.2.1.8, Seller shall not be required to undertake any actions, or to deliver any additional documents, in connection with the issuance of the Title Policy.

4.4        Extension of Closing Date for Notice and Cure.  If Buyer gives timely written notice under Section 4.2 of any Additional Objectionable Title Matter later than the thirtieth (30th) day preceding the Last Closing Date, the Last Closing Date may be extended by Seller, to a date no more than thirty (30) days after the date otherwise specified herein as the Last Closing Date, to allow Seller to cure such Additional Objectionable Title Matter. Such extension shall be effected by a Seller’s giving written notice of such extension to Buyer within five (5) Business Days of Buyer’s notification of such Additional Objectionable Title Matter.

4.5        Access to Property.  During the period from the Effective Date to Closing, Seller shall provide to Buyer, its agents, consultants and counsel, access at all reasonable times to the Hotel Premises in accordance with the provisions of that certain Access Agreement between Buyer and Seller dated as of June 14, 2010 the provisions of which are incorporated herein in their entirety.

4.6        Indemnification.  Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims, liability and losses, and expenses related thereto (including reasonable attorneys’ fees), which Seller incurs by reason of any damage to property (including, without limitation, the Hotel Premises or FF&E), or any third-party claim arising or asserted to arise out of, any activity of Buyer or Buyer’s representatives, conducted at or about the Hotel Premises except that Buyer’s obligation under this Section 4.6 shall not extend to previously existing conditions that are discovered by Buyer to be present on, under or about the Hotel Premises except and solely to the extent that Buyer’s activities shall have exacerbated such existing conditions. Buyer shall, with reasonable promptness, repair in a good and workmanlike manner any damage to the Hotel Improvements or FF&E caused by any such activity.

4.7        Marriott PIP Within five (5) Business Days of receipt of the anticipated update to the Marriott PIP (the “Updated Marriott PIP”), Buyer and Seller shall agree upon the scope and estimated cost of the work set forth in the Updated Marriott PIP which is required to be completed on or before December 31, 2011 (the “Required PIP Work”). Buyer and Seller’s

agreement regarding the estimated cost of the Required PIP Work shall be evidenced by a schedule initialed by Buyer and Seller and attached hereto as Exhibit R. In the event that Seller and Buyer are unable to agree on the Required PIP Work or the estimated cost thereof, either Buyer or Seller shall have the right, in its sole discretion, to terminate this Agreement by written notice to the other party and the Escrow Agent by 5:00 p.m., Eastern Time on the fifth (5th) Business Day following Buyer and Seller’s receipt of the Updated Marriott PIP.

4.8        Buyer’s Right of Termination. In addition to the right of termination provided in Section 4.4, Buyer shall have the right, in its sole discretion, to terminate this Agreement unless Buyer is satisfied as to all matters related to the Hotel and bearing upon the suitability of the Hotel for Buyer’s purposes; but Buyer shall be conclusively deemed to have waived such right unless by 5:00 p.m., Eastern Time, on the Approval Date Buyer has given Seller and Escrow Agent written notice of termination of this Agreement.

4.9        PRIOR TO THE APPROVAL DATE, BUYER WILL CONDUCT ITS OWN INVESTIGATION OF THE HOTEL AND MAKE ALL INQUIRIES, INSPECTIONS, TESTS, AUDITS, STUDIES AND ANALYSES (“INQUIRIES”) IN CONNECTION WITH PURCHASING THE HOTEL THAT BUYER DEEMS NECESSARY OR ADVISABLE AND BUYER WILL RELY ON SUCH INSPECTIONS AND TESTS IN DETERMINING IF THE HOTEL IS SUITABLE FOR BUYER’S PURPOSES. IF FOR ANY REASON BUYER IS UNABLE ON OR BEFORE THE APPROVAL DATE TO MAKE ANY INQUIRY THAT IT DESIRED TO MAKE, OR THAT IS CUSTOMARILY MADE IN TRANSACTIONS OF THIS SORT, OR OTHERWISE FAILS TO OBTAIN INFORMATION SUFFICIENT TO ANSWER ANY QUESTION REGARDING THE CONDITION AND SUITABILITY OF THE HOTEL, AND YET NONETHELESS PROCEEDS WITH THE PURCHASE OF THE HOTEL, BUYER SHALL ASSUME ALL RISKS THAT, HAD IT PERFORMED SUCH INQUIRY OR OBTAINED SUCH INFORMATION, IT WOULD HAVE ELECTED NOT TO PROCEED WITH THE PURCHASE OF THE HOTEL ON THE TERMS CONTAINED HEREIN.

4.10        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSFER INSTRUMENT, BUYER IS BUYING THE HOTEL “AS IS, WHERE-IS AND WITH ALL FAULTS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, WHETHER BY SELLER OR BY ANY ONE ACTING ON SELLER’S BEHALF (INCLUDING, WITHOUT LIMITATION, AGENTS, BROKERS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES).

5.        Representations

5.1        By Seller.

5.1.1            Regarding the Hotel. Seller hereby represents to Buyer that, as of the Effective Date, except as disclosed in Exhibit H or in any other Exhibit to this Agreement, in the Existing Environmental Report, the Existing Title Report or the Existing Survey:

5.1.1.1    Except as set forth on Exhibit H, Seller has not received written notice from any Governmental Authority (A) that the current condition, occupancy or use of the Hotel violates or will require correction under any applicable Law (including, without limitation, building and safety codes, Title III of the Americans with Disabilities Act, OSHA regulations or Laws regulating Hazardous Substances) or (B) revoking, canceling or denying renewal of any Permit.

5.1.1.2    All sales, use, room, occupancy and similar tax returns required of Seller for the Hotel have been filed or, if not now due, will be duly filed by Seller in a timely manner. All taxes shown on the returns being due as of the Closing Date have been paid or if not now due will be timely paid.

5.1.1.3    Seller has not filed any notice of protest or appeal against, or commenced proceedings to recover, real property tax assessments against the Hotel Parcel or the Hotel Improvements. The list of tax certiorari proceedings set forth on Exhibit H constitutes a true, correct and complete list of all such proceedings (collectively, the “Tax Proceedings”), and there are no other tax certiorari proceedings pending or, to Seller’s Knowledge, threatened, against any Seller or any portion of the Property. With respect to Tax Proceedings pending at the Closing Date, Buyer shall assume the prosecution of such proceeding; provided, however, that to the extent the settlement of such proceeding materially and adversely affects real estate taxes and assessments payable with respect to any period prior to the Closing Date and any Seller is responsible therefor, Buyer will not settle or compromise such proceeding without the applicable Seller’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned; further provided that any tax refund resulting from such proceeding, net of the aggregate cost of prosecuting such proceeding, and after deducting any refunds required to be made to tenants under leases, shall be apportioned between Seller and Buyer.

5.1.1.4    There are no lawsuits filed and served upon Seller or to Seller’s Knowledge otherwise pending or threatened, whose outcome could adversely affect title to or the use, occupancy or operation of the Hotel or Seller’s ability to convey the Hotel under this Agreement (including, without limitation, actions for condemnation).

5.1.1.5    Except as set forth on Exhibit H, there are no Leases encumbering the Hotel.

5.1.1.6    Exhibit S identifies all of the corporate, airline, bus, tour operator, barter or similar agreements pursuant to which third parties have been granted rights to rooms or services at the Hotel from and/or after the Closing Date (“Bookings”).

5.1.1.7    Exhibit J identifies all of the Service Contracts. True and complete copies of each Service Contract have been made available to Buyer. Seller has neither given to nor received from a party to any Service Contract written notice that any material default currently exists under such contract or asserting any defense, or right of set-off, under such contract.

5.1.1.8    Exhibit K identifies all of the Equipment Leases. True and complete copies of each of the Equipment Leases have been made available to Buyer. Seller has neither given to nor received from a party to any Equipment Lease written notice that any material default currently exists under such contract or asserting any defense, or right of set-off, under such contract.

5.1.1.9    Other than pursuant to the Hotel Management Agreement which is to be terminated as of the Closing, no portion of the Hotel Premises is managed by a third party.

5.1.1.10    Other than pursuant to the Hotel License Agreement which is to be terminated at the Closing, no portion of the Hotel Premises is operated pursuant to a license agreement.

5.1.1.11    None of the Hotel Employees are covered by a collective bargaining agreement or included within a bargaining unit certified pursuant to the National Labor Relations Act or similar state Law. Except as disclosed in the schedule attached hereto as Exhibit I, there are no employment agreements covering any Hotel Employees.

5.1.1.12    No unresolved material labor dispute, strike or other material work stoppage or slowdown currently exists with respect to any of the Hotel Employees.

5.1.1.13    Exhibit O sets forth a complete list of all environmental reports relating to the Hotel in the possession of Seller (“Seller’s Environmental Reports”). Except as set forth in Seller’s Environmental Reports, to Seller’s Knowledge, Seller has not received any written notice from any governmental agency concerning any violation of any Environmental Law with respect to the Hotel.

5.1.2    Regarding Seller. Seller hereby represents to Buyer that, as of the Effective Date, except as disclosed in Exhibit H or in any other Exhibit to this Agreement, in the Existing Environmental Report, the Existing Title Report or the Existing Survey:

5.1.2.1    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; is qualified to do business and in good standing in the State of Massachusetts; has full power to enter into this Agreement and to fulfill its obligations hereunder; has authorized its execution, delivery and performance of this Agreement by all necessary corporate action; and has caused this Agreement to be duly executed and delivered on its behalf to Buyer.

5.1.2.2    Except as set forth on Exhibit H, at Closing, Seller will have the full right and power to convey and deliver possession of the Hotel Premises and to transfer all of the other property comprising the Hotel in accordance with this Agreement.

5.1.2.3    As of the Effective Date, except as set forth on Exhibit P: (i) no government or third-party approval or consent which has not already been obtained is required for Seller’s execution and delivery of, or performance of obligations under, this Agreement and (ii) Seller’s execution, delivery and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or any Law to which Seller is a party or by which Seller or any of the property comprising the Hotel is bound.

5.1.2.4    As of the Effective Date, there are no lawsuits filed and served against Seller or to Seller’s Knowledge otherwise pending or threatened whose outcome could adversely affect Seller’s ability to perform its obligations under this Agreement.

5.1.2.5    Except for the Broker, Seller has not engaged or dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.

5.1.2.6    Money Laundering. Neither the Seller nor, to Seller’s Knowledge, any of its members, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

5.1.2.7    Neither the Seller nor, to Seller’s Knowledge, any of its members, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

5.1.2.8    Neither the Seller nor, to Seller’s Knowledge, any of its members, in any capacity in connection with the sale of the Hotel (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, the Hotel or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

5.1.2.9    Seller understands and acknowledges that Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Buyer, for the purpose of: (i) carrying out due diligence as may be required by applicable law to establish Seller’s identity and source of funds; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Seller.

5.1.2.10    Neither Seller, nor, to Seller’s Knowledge, any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and, to Seller’s Knowledge, the monies used in connection with this Agreement and amounts committed with respect thereto were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). For purposes of this Agreement, “Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

5.2        By Buyer. Buyer hereby represents to Seller that:

5.2.1    Buyer is a Delaware limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware, is in good standing and qualified to do business in every other jurisdiction in which such qualification is legally required; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has authorized the execution, delivery and performance of this Agreement by all necessary company action; and has caused this Agreement to be duly executed and delivered to Seller.

5.2.2    No government, internal or other third-party approvals or consents which have not already been obtained are required for Buyer’s execution and delivery of, or performance of obligations under, this Agreement, and Buyer’s execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or applicable Law to which Buyer is a party or by which Buyer is otherwise bound.

5.2.3    As of the Effective Date, there are no lawsuits filed and served against Buyer or, to Buyer’s Knowledge, otherwise pending or threatened whose outcome could adversely affect Buyer’s ability to purchase the Hotel and otherwise perform its obligations under this Agreement.

5.2.4    Except for Seller’s Broker, Buyer has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

5.2.5    Money Laundering. Neither the Buyer nor, to Buyer’s Knowledge, any of its members, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

5.2.6    Neither the Buyer nor, to Buyer’s Knowledge, any of its members, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

5.2.7    Neither the Buyer nor, to Buyer’s Knowledge, any of its members, in any capacity in connection with the sale of the Hotel (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, the Hotel or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

5.2.8    Buyer understands and acknowledges that Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Seller, for the purpose of: (i) carrying out due diligence as may be required by applicable law to establish Buyer’s identity and source of funds; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Buyer.

5.2.9    Neither Buyer nor, to Buyer’s Knowledge, any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and, to Buyer’s Knowledge, the monies used in connection with this Agreement and amounts committed with respect thereto were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

5.3        WAIVER AND RELEASE.        AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, EXCEPT FOR A CLAIM MADE UNDER THIS SECTION 5 FOR MONETARY DAMAGES DUE TO A BREACH OF A REPRESENTATION OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER AND ALL OF SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, BENEFICIAL OWNERS, EMPLOYEES, BROKER AND OTHER AGENTS AND AFFILIATES (COLLECTIVELY, “SELLER RELEASEES”) FROM, ANY AND ALL

CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES OR (B) ANY AND ALL STATEMENTS, REPRESENTATIONS WARRANTIES, REPORTS, OPINIONS OR OTHER INFORMATION, OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE TO BUYER ANY INFORMATION, REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION OF WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY BUYER THROUGH AN INSPECTION OF THE HOTEL OR THE PROPERTY RECORDS), OTHER THAN SUCH A MISREPRESENTATION CONSTITUTING GROSS NEGLIGENCE OR WILLFUL FRAUD. BUYER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH BUYER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT BUYER’S COUNSEL HAS ADVISED BUYER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT BUYER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.

BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (i) BUYER MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING THE PROPERTY AND/OR PROPERTY INFORMATION, (ii) BUYER’S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE SELLER AND SELLER PARTIES AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND (iii) BUYER KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY FEDERAL, STATE, LOCAL, OR OTHER LAWS WHICH DO OR WOULD NEGATIVELY AFFECT VALIDITY OR ENFORCEABILITY OF ALL OR PART OF THE RELEASES SET FORTH IN THIS AGREEMENT.

5.4        Survival and Limitations.  The Parties’ representations set forth in this Section 5 (and their respective liability for any breach thereof) shall survive Closing and shall not be deemed to merge into any of the Transfer Instruments; provided, however, that Seller shall have no liability to Buyer for any breach of such representations unless:

5.4.1    The facts constituting such breach have not been disclosed to, discovered by or otherwise become known to Buyer prior to Closing;

5.4.2    Buyer has given Seller written notice claiming such breach, and stating in reasonable detail the factual basis for such claim, within nine (9) months after the Closing Date; and

5.4.3    Buyer’s actual out-of-pocket loss from all breaches of Seller’s representations herein exceeds $125,000;

and provided further, that in no event shall Seller’s aggregate liability to Buyer for all such breaches exceed $2,500,000.

5.5        Notice of Subsequent Event or Discovery.  Prior to Closing, each Party shall give the other prompt notice of its discovery of any event or condition which has the effect of making any representations contained in Section 5 materially inaccurate.

6.        Operation of the Hotel Pending Closing.  From the Approval Date until Closing, except for emergencies, Seller shall use commercially reasonable efforts to operate the Hotel in the Ordinary Course and shall not cause, approve or voluntarily permit any material change in the operations of the Hotel without Buyer’s prior written approval, including:

6.1        Material alterations or other material changes in the Hotel Improvements except as may be currently required by Law, the ADA Settlement Agreement, the Marriott PIP or the Updated Marriott PIP.

6.2        Cancellation or surrender of any existing Permit.

6.3        Creation of any Lease or voluntary Lien.

6.4        Other than renewals of existing Service Contracts or Equipment Leases in the Ordinary Course, entering into or materially modifying any Service Contract or Equipment Lease unless the same is terminable upon Closing.

6.5        Material reductions in levels of service, sales and marketing efforts, maintenance or staff.

6.6        Seller shall not give and shall request that Manager not give, any termination notices under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) to any Eligible Employees without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

If Buyer proceeds to Closing with actual knowledge of any breach by Seller of this Section 6, Buyer shall be deemed to have waived such breach and shall have no claim against Seller after Closing on account of such breach.

7.        Other Agreements.

7.1        Hotel Management Agreement.  Buyer shall not assume any obligations under the Hotel Management Agreement. At its sole cost and expense, Seller shall cause the Hotel Management Agreement to be terminated as of the Closing and shall deliver possession of the Hotel to Buyer free and clear of any possessory rights of Hotel Manager or Seller. Seller shall remain responsible for all amounts due under the Hotel Management Agreement and shall hold harmless, indemnify and defend Buyer from and against any claims or liability therefore

7.2        Liquor License(s) and Inventory.

7.2.1    Application for New Liquor License.  Buyer shall be responsible, at its expense, for promptly preparing, filing and diligently prosecuting all applications before Governmental Authorities for the transfer or re-issuance of the Liquor License at the Hotel to Buyer or its nominee following Closing. Seller shall cooperate with Buyer in such applications as Buyer may reasonably request (but without any obligation on the part of Seller to incur out-of-pocket expense or liability in doing so). If, despite diligent efforts, Buyer has not been able to obtain the new Liquor License at the Hotel by the Last Closing Date (but, in any event, before Closing actually occurs), Seller shall enter (or, if Seller does not hold the existing Liquor License, shall cause the holder of such license to enter) into an interim arrangement with Buyer (the “Interim Liquor Agreement”) that will permit the Liquor Operations to continue at the Hotel under the existing Liquor License pending issuance of a Liquor License to Buyer or its nominee; provided, however, that such interim arrangement is, in the reasonable judgment of Seller, permitted by applicable alcoholic beverage control Laws. The Interim Liquor Agreement shall (A) provide that Buyer shall hold harmless and indemnify Seller (and, if other than Seller, the holder of the Liquor License) from and against all Claims arising out of or related to the conduct of the Liquor Operations after Closing, unless caused by Seller’s (or such holder’s) own gross negligence or willful misconduct, (B) to the extent permitted by applicable alcoholic beverage control Laws, provide for Seller (or such holder) to receive only reimbursement of actual out-of-pocket costs in connection with Liquor Operations after Closing, (C) expire on the earlier to occur of the 180th day after Closing or the issuance of a new Liquor License to Buyer or its nominee, and (D) otherwise be in form and substance reasonably acceptable to Seller and Buyer. Buyer’s obligation to proceed to Closing shall not be conditioned upon the issuance of the Liquor License.

7.2.2    Transfer of Liquor Inventory.  Notwithstanding any other provision of this Agreement, the Liquor Inventory shall be sold and transferred to Buyer (or Buyer’s nominee) only in such manner as complies with applicable alcoholic beverage control Laws and the terms of the Liquor License. In no event shall there be a reduction in the Purchase Price or a proration credit in Buyer’s favor if, as of the Closing, the Liquor Inventory is not able to be sold and transferred in a manner complying with the applicable alcoholic beverage control Laws and the terms of the Liquor Licenses; provided, however, that if Seller is required by such Laws to dispose of the Liquor Inventory other than by sale or transfer to Buyer or Buyer’s nominee, any net proceeds to Seller from such disposition shall be credited against the Purchase Price at, or paid over to Buyer after, Closing, unless prohibited by Law.

7.3        Hotel License Agreement.  Promptly after the Effective Date, Seller shall give the notices (accompanied by a copy of this Agreement) required under Paragraph 11 of the Hotel License Agreement, notifying the licensor of a potential sale of the Hotel to Buyer. Buyer shall have the responsibility, prior to the Approval Date, of satisfying itself with respect to the terms and conditions (including, without limitation, any upgrading requirements) under which the licensor under the Hotel License Agreement would grant to Buyer (or its assign) a license to operate the Hotel, from and after Closing and for a period not less than the the balance of the term of the Hotel License Agreement, as a Marriott Hotel pursuant to a form of franchise agreement as set forth in the Franchisor’s UFOC in effect at the time of Buyer’s application (the “New License”). No later than immediately following the Approval Date (unless Buyer elects to terminate this Agreement under Section 4.6), Buyer shall submit an application in the licensor’s required form for such New License, and thereafter (A) diligently prosecute such application (B) provide the licensor with any reasonably or customarily requested information regarding Buyer (and its assign, if any), (C) pay (when required) the licensor’s standard application fee (except to the extent waived by the licensor), (D) if approved by the licensor, enter into the licensor’s then standard form of license agreement (except to the extent the licensor agrees to any changes requested by Buyer), to be effective upon Closing and (E) comply with all other conditions imposed by the licensor, in accordance with its current licensing policies, for the issuance of such New License effective upon Closing. Upon Closing, Seller shall surrender its existing licenses under the Hotel Licensing Agreement, and agree to terminate those agreements, in such form as the licensor under each may reasonably require.

8.        Prorations, Credits and Other Adjustments.  At Closing, the Parties shall make the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Buyer shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Buyer and with Buyer’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments in payment at Closing required under this Section 8 or under any other provision of this Agreement. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement, Seller’s estimation of such item shall be used and such item shall be finally resolved on the Final Statement pursuant to Section 11.

8.1        Proration of Taxes.  All real estate ad valorem taxes, general assessments and special assessments and all personal property ad valorem taxes assessed against the Hotel (generically, “Taxes”) and payable during the tax year in which Closing occurs shall be prorated between Buyer and Seller as of the Closing Date, provided that Seller shall be entitled to any refunds thereof which relate to the period prior to the Closing Date (and if any prorations made hereunder are made based upon assessments which are subsequently changed, appropriate adjustments of such prorated amounts shall be made by Seller and Buyer and reconciled following Closing). Taxes, which become due and payable during any following tax year, even if assessed with respect to the current tax year, shall be the responsibility of Buyer.

8.2        Proration of Expenses.  The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Buyer as of the Closing Date:

8.2.1    Periodic charges under Assumed Contracts (such as monthly rents or fixed periodic charges), but not charges made on a per-order or per-call basis.

8.2.2    Utility charges (but excluding any utility deposits).

8.2.3    Employee Liabilities for wages, salary, benefit payments and payroll taxes for the pay period(s) in which Closing occurs and for accrued Employee Leave, except to the extent that Seller is required by applicable Law or otherwise elects to determine and itself pay such liabilities accrued through the day preceding Closing.

8.2.4    Fees paid or payable for Permits to the extent such Permits are transferable.

8.2.5    Prepaid expenses, including advertising expenses, trade association and trade subscriptions, prepayments under Service Contracts and Equipment Leases.

8.2.6    All other Hotel operating expenses of a strictly periodic nature (and not based upon specific orders for goods or services) and other items incurred in the Ordinary Course and customarily prorated and adjusted in similar transactions.

To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, the Parties shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service following the Closing Date to Buyer.

8.3        Hotel Revenues.

8.3.1    Guest Ledger.  The open account (“Guest Ledger Account”) for each person who is a guest at the Hotel as of 12:00:01 a.m. on the date of the Closing (the “Cut Off Time”) shall be prorated between Seller and Buyer as follows:

8.3.1.1    Room and service charges (including, without limitation, room service charges, in-house movie fees, health or fitness club charges and honor bar charges) for all times preceding Cut Off Time shall be credited to Seller.

8.3.1.2    Room and service charges for all times after Cut Off Time shall belong to Buyer.

8.3.1.3    Room and service charges for the evening of the Cut Off Time shall be divided equally between Seller and Buyer.

8.3.1.4    Other amounts shall be allocated between Seller and Buyer as of the Closing Date, based on the time such charges were actually incurred.

8.3.1.5    Any other charges incurred during the 24-hour period preceding the Cut Off Time, which cannot be fixed as to the actual time of incurrence, shall be apportioned equally between Seller and Buyer.

8.3.1.6    From the amounts apportioned to Seller under the foregoing clauses shall be deducted all applicable taxes, travel and tour agent commissions, license, reservation and franchise fees, and similar expenses accrued prior to the Cut Off Time. Any proration of revenues from Liquor Operations shall be subject to such limitations and conditions as may be imposed by applicable alcoholic beverage control Laws.

All Guest Ledger Accounts shall be assigned to Buyer at Closing, and Seller shall receive a proration credit equal to its net aggregate prorated amount under this Section 8.3.1, Buyer shall be responsible for paying any taxes and other amounts deducted from Seller’s apportioned share under Section 8.3.1.6.

8.3.2    Other Operating Revenues.        Any operating revenues not otherwise provided for in this Section 8, shall be prorated between Buyer and Seller as of Closing; but no proration shall be made of any rents or other payments which are more than thirty (30) days delinquent as of the Closing Date until such payments are actually received.

8.3.3    Other Receivables.        Except for Guest Ledger Accounts and for amounts which are assigned to Buyer pursuant to Section 9.3.2, Seller shall retain all of the Hotel receivables accrued as of the Closing Date.

8.4        Hotel Payables.  At Closing, Buyer shall receive a proration credit equal to the the aggregate estimated amount of all Hotel Payables relating to Hotel expenses included in the Preliminary Statement and Buyer shall assume the obligation to satisfy all of the Hotel Payables included in such estimate (as evidenced by a schedule which Seller shall prepare and submit to Buyer as part of the Preliminary Statement). Seller shall remain responsible for all Disputed Payables and for all Hotel Payables that are not included on such schedule.

8.5        Credit for Certain Inventories.  Seller shall receive a credit (based upon the original net invoice price paid by it) from Buyer for all full, unopened Inventory (subject, however, to Section 7.2.1, in the case of the Liquor Inventory) transferred to Buyer at Closing. For purposes of the foregoing sentence, an individual container shall not be considered opened if the container itself is not opened but the crate, box or pallet including such container and other similar containers shall have been opened. The amount of such credit shall be based on an actual inventory of such Inventory by Seller’s and Buyer’s representatives.

8.6        Credits for Reservation Deposits. Buyer shall receive a proration credit equal to the aggregate amount of all outstanding Reservation Deposits.

8.7        Credits for Cash Banks. Seller shall receive a proration credit equal to the aggregate balance of all Cash Banks as of Closing.

8.8        Regarding Hotel Prorations Generally. Unless this Section 8 expressly provides otherwise: (A) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time (for the Hotel), on the Closing Date, (B) all prorations shall be made on an actual daily basis, and (C), for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts.

8.9        Utility Deposits; Loan Impounds and Debt Service. Notwithstanding any other provision of this Agreement, no prorations shall be made or credits allowed with respect to any utility deposits, impound accounts with respect to any Lien, or any interest, prepayment premium or other payments on any Lien, all of which shall remain the sole property or obligation of Seller.

8.10        Landscaping Letter of Credit. . At Closing, Buyer shall provide a substituted letter of credit to replace the current letter of credit held by the Town of Newton in connection with the required landscaping of the Hotel.

8.11        Marriott PIP. At Closing Seller shall be obligated to deliver to Escrow Agent, for the benefit of Buyer, an amount equal to one hundred fifty percent (150%) of the difference between (i) the estimated cost of the Required PIP Work as set forth on Exhibit R and (ii) the cost (as set forth on Exhibit R) of any of the Required PIP Work that has been completed through the Closing Date (the “PIP Escrow”). The PIP Escrow shall be held by Escrow Agent and shall be released to Buyer upon submission of paid invoices to Escrow Agent relating to the completion of such outstanding items, provided that such amount shall not exceed the amount of the value of such item or items set forth on Exhibit R. At such time as Seller delivers evidence reasonably satisfactory to Buyer that the all of Required PIP Work has been completed to the satisfaction of Marriott the remaining balance of the PIP Escrow shall be delivered to Seller. In the event that Seller fails to complete the Required PIP Work, the Buyer shall be entitled to the PIP Escrow as its sole and exclusive remedy for any such breach or failure.

9.        Conditions to Closing.

9.1        In Buyer’s Favor. In addition to the conditions specified in Section 4, Buyer’s obligation to close shall be subject to timely satisfaction of each of the following conditions:

9.1.1    Performance of Seller’s Obligations. Performance by Seller in all material respects of its obligations under this Agreement to be performed at or before Closing.

9.1.2    Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations set forth in Section 5.1 as if made on the Closing Date, subject to changes in represented facts that (A) are expressly permitted or required by this Agreement, or (B) result from the activity of Buyer or anyone acting at the direction or on behalf of Buyer.

9.1.3    Termination of Hotel Management Agreement. Seller shall have caused the Hotel Management Agreement to be terminated, at Seller’s sole cost and expense.

9.1.4    Hotel License Agreement. Marriott shall have provided Buyer with written notice (the “Franchise Agreement Approval Notice”) that, it has approved the Buyer’s franchise application and is prepared to grant Buyer the New License pursuant to a form of franchise agreement as set forth in the Franchisor’s UFOC in effect at the time of Buyer’s application as of the Closing Date, and the New License shall have been executed effective as of the Closing Date.

9.1.5    Termination of Service Contracts. Seller shall have terminated those Service Contracts specified by Buyer pursuant to Section 2.1 hereof to be terminated.

9.1.6    Title. Seller has taken the actions required of it and delivered to the Title Company the items required to be provided by it in accordance with the provisions of Section 4.3 including, without limitation, the owner’s title affidavit to be delivered pursuant to Section 10.2.1.8, together with such other items as Seller has agreed in writing to provide.

If any of the conditions specified in this Section is not timely satisfied (or waived by Buyer in writing), Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent by the Last Closing Date (but, in any event, before Closing actually occurs). After Closing, Buyer shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Buyer prior to Closing.

9.2    In Seller’s Favor. The obligation of Seller to close Escrow shall be subject to timely satisfaction of each of the following conditions:

9.2.1    Performance of Buyer’s Obligations. Performance by Buyer in all material respects of Buyer’s obligations under this Agreement to be performed at or before Closing.

9.2.2    Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations of Buyer set forth in Section 5.2.

9.2.3    Hotel License Agreement. Marriott shall have provided Buyer with written notice (the “Franchise Agreement Approval Notice”) that, it has approved the Buyer’s franchise application and is prepared to grant Buyer the New License pursuant to a form of franchise agreement as set forth in the Franchisor’s UFOC in effect at the time of Buyer’s application as of the Closing Date , and the New License shall have been executed effective as of the Closing Date and the Hotel License Agreement is terminated without payment by or penalty to Seller by the licensor effective at Closing.

If any condition specified in this Section 9.2 is not timely satisfied (or waived by Seller in writing), Seller shall have the right to terminate this Agreement by giving written notice of such termination to Buyer and Escrow Agent by the Last Closing Date (but, in any event, before Closing actually occurs). After Closing, Seller shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Seller prior to Closing.

9.3        Pre-Closing Damage or Destruction.

9.3.1    Termination Rights. If, prior to Closing, all or a material part of any of the Hotel Premises is damaged, destroyed or taken by eminent domain (a “Casualty”), either Party shall have the right, at its election, to terminate this Agreement, by written notice given to the other Party by the Last Closing Date (but, in any event, before Closing actually occurs). If a Casualty occurs fewer than ten (10) Business Days before the Last Closing Date (but, in any event, before Closing actually occurs), either Party shall have the right to extend the Last Closing Date until the tenth (10th) Business Day after the occurrence of such Casualty in order to make the election permitted by this Section.

9.3.2    If No Termination. If a Casualty occurs and neither Party has or elects to exercise the right under Section 9.3.1 to terminate this Agreement, this Agreement shall continue in force and, upon Closing, Buyer shall be entitled to all insurance proceeds, condemnation awards or other amounts which have been paid or may thereafter be payable to or for the account of Seller by any person in connection with such Casualty (“Proceeds”), except that Seller shall retain the right to Proceeds payable under business interruption or rent loss insurance to the extent applicable to periods before the Closing, and the Proceeds of property hazard insurance to the extent Seller has incurred costs to repair or replace property damaged as a result of such Casualty). At Closing, Seller shall, except to the extent entitled to retain Proceeds under the preceding sentence, pay over to Buyer the amount of any Proceeds already received by Seller, shall assign Buyer all of Seller’s rights to Proceeds which may then be or thereafter become payable and shall credit Buyer with the lesser of (A) the amount of any applicable insurance deductible or (B) the reasonably estimated cost of repairing, restoring or replacing the portion of the Hotel damaged by such Casualty to its condition as existed immediately prior to such Casualty.

9.3.3    Material Part. For purposes of this Section, a Casualty shall be deemed to affect a material part of the Hotel Improvements or the Hotel Parcel if: (A) such Casualty results in either (A) a permanent loss of market value of the Hotel equal to more than five percent (5%) of the Purchase Price or (B) damage or loss reasonably estimated to cost more than five percent (5%) of the Purchase Price to repair or replace.

10.        Closing.

10.1        Time, Place and Manner.  Closing shall occur on or before the Last Closing Date, through escrow, at the offices of the Escrow Agent; but if either Party so requests at least ten days before the scheduled Closing Date, Closing shall be a “New York style” or “lawyers’” closing at the offices of Seller’s Counsel in Boston, Massachusetts (the “Place of Closing”). In the event of a non-escrow Closing, the Transactors shall meet at the Place of Closing as early as practicable on the scheduled Closing Date to effect Closing (and shall also meet at the Place of Closing in advance of the scheduled Closing Date, as reasonably required to effect a timely Closing). Even with a non-escrow Closing, in order to confirm concurrent delivery of the Purchase Price and delivery of title to the Hotel Premises, Buyer’s funds for Closing and the Transfer Instruments to be recorded shall be delivered into Escrow for Closing, in accordance with this Agreement. The Closing shall be completed such that the Purchase Price (as debited and credited pursuant to Article 8) shall be wire to the bank account or accounts designated by Seller no later than 1 p.m. Eastern Time on the Closing Date.

10.2        Seller’s Deliveries.

10.2.1    Pre-Closing.  On or before the Last Closing Date, Seller shall deliver to Escrow Agent the following funds and documents (“Seller’s Closing Deliveries”):

10.2.1.1    The Deed and any other Transfer Instruments (if any) to be recorded at Closing, each duly executed and acknowledged by Seller, for recording at Closing in the official land records of the county where the Hotel is located.

10.2.1.2    A counterpart of the FIRPTA Certificate of Seller, duly executed.

10.2.1.3    If an escrow Closing, each of the items specified in Section 10.2.2.

10.2.1.4    Evidence of termination of the Hotel Management Agreement.

10.2.1.5    Evidence of the termination of the Service Contracts specified by Buyer pursuant to Section 2.1.

10.2.1.6    Evidence of termination of the Hotel License Agreement.

10.2.1.7    A counterpart of the Interim Liquor Agreement, if applicable.

10.2.1.8    An owner’s title affidavit in the form attached as Exhibit Q, duly executed by Seller, provided that such affidavit shall not subject Seller to any liabilities other than as required by Section 4.3.

10.2.2    At Closing. At Closing, Seller shall deliver to Buyer, at the Place of Closing (except as otherwise indicated):

10.2.2.1    Two (2) counterparts of each of the Transfer Instruments (except those delivered to Escrow Agent pursuant to Section 10.2.1.1, which shall be constructively delivered to Buyer at Closing by recording pursuant to Section 10.2.1.1), all duly executed by Seller.

10.2.2.2    A counterpart of the FIRPTA Certificate of Seller, duly executed.

10.2.2.3    A settlement statement relating to the purchase of the Hotel (the settlement statement shall reflect that the PIP Escrow shall be deducted from Seller’s proceeds and retained by the Escrow Agent and subsequently disbursed in accordance with the provisions of Section 8.11 of this Agreement).

10.3    Buyer’s Deliveries:

10.3.1    Pre-Closing. On or before the Last Closing Date, Buyer shall deliver to Escrow Agent the following funds and documents (“Buyer’s Closing Deliveries”):

10.3.1.1    Good and immediately available funds in an amount (when added to the Deposit) equal at least to the sum of (A) the Purchase Price, plus (B) Buyer’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement.

10.3.1.2    If an escrow Closing, each of the items specified in Section 10.3.2.

10.3.1.3    A copy of the New License Agreement.

10.3.1.4    A counterpart of the Interim Liquor Agreement, if applicable.

10.3.1.5    Such documents as the Title Company may reasonably require from Buyer in order to effect Closing in accordance with this Agreement.

10.3.2    At Closing. At Closing, Buyer shall deliver to Seller, at the Place of Closing (except as otherwise indicated):

10.3.2.1    At Closing, Buyer shall deliver to Seller, as appropriate, at the Place of Closing, two counterparts duly executed of each Transfer Instrument to be executed by Buyer.

10.3.2.2    A settlement statement relating to the purchase of the Hotel.

10.4    Closing Costs.

10.4.1    Paid By Seller. Seller shall pay:

10.4.1.1    One-half ( 1/2) of Escrow Agent’s fees and expenses for administering Escrow.

10.4.1.2    The commission owed to Broker pursuant to a separate agreement between Seller and Broker.

10.4.1.3    The charges for deed stamps.

10.4.2    Paid by Buyer. Buyer shall pay:

10.4.2.1    All state and county real estate transfer taxes on the sale of the Hotel Premises hereunder.

10.4.2.2    All charges for the Title Report and the Title Policy, including the charge for Extended Coverage.

10.4.2.3    The cost of the Survey.

10.4.2.4    Subject to Seller’s payment of the deed stamps, all recording and filing fees and charges incurred in connection with the recording or other filing of the Transfer Instruments.

10.4.2.5    One-half ( 1/2) of Escrow Agent’s fees and expenses for administering Escrow.

10.4.3    Other Closing Costs. Any other charges and expenses incurred in effecting Closing shall be allocated between the Parties in accordance with the custom for commercial real estate transactions in the county where the Hotel is located. Each Party shall be responsible for the fees and expenses of its Counsel and other consultants.

10.5    Completion of Closing. Closing shall be effected as follows:

10.5.1    At such time as the Transactors and Counsel have confirmed (A) the delivery to Escrow Agent of each of the items specified in Sections 10.2.1 and 10.3.1, (B) tender of delivery of each of the items specified in Sections 10.2.2 and 10.3.2, if applicable (and provided Escrow Agent has not advised the Parties of any apparent obstacle to issuing the

Title Policy as of Closing), the Parties through their respective Transactors or Counsel shall instruct Escrow Agent to record the Deed (and any other Transfer Instruments to be recorded) in the appropriate place and (unless a lawyers’ Closing) to complete Closing by disbursing funds in accordance with Section 10.5.2 and, as appropriate, delivering Seller’s Closing Deliveries to Buyer and Buyer’s Closing Deliveries to Seller; provided, however, that Escrow Agent shall retain and disburse the PIP Escrow in accordance with the provisions of Section 8.11.

10.5.2    As soon as the events described in Section 10.5.1 have occurred, Escrow Agent shall disburse funds from Escrow as follows:

10.5.2.1    Disburse to Seller, in such respective amounts as Seller shall designate to Escrow Agent in writing before Closing, the sum of (A) the Purchase Price, minus (B) Seller’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing to Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement.

10.5.2.2    Pay the closing costs specified in Section 10.4.

10.5.2.3    Disburse any excess funds as directed by Buyer.

Disbursements to a Party shall be made by wire transfer of current funds to an account at a commercial bank within the United States, as designated to Escrow Agent by such Party or its Counsel; but if no such account has been so designated to Escrow Agent by the Business Day immediately following the Closing Date, Escrow Agent may instead disburse by its own check, for any amount of $10,000 or less, sent on the Closing Date by messenger or overnight delivery service to the applicable Party at the address for notices to such Party hereunder.

10.5.3    So long as the Title Company is irrevocably committed to issue the Title Policy as of Closing, it shall not be a condition to disbursement of funds at Closing that the Deed or any other Transfer Instrument have first been recorded.

10.6    Escrow and Recording Instructions.    This Agreement shall also serve as instructions to the Escrow Agent/Title Company regarding the recording of instruments and disbursement of funds from Escrow; but the Parties shall jointly execute and deliver to Escrow Agent such supplementary or general instructions as may be required under any other provision of this Agreement or reasonably requested by Escrow Agent. If there is any conflict between such supplementary general instructions and the provisions of this Agreement, the latter shall control as between the Parties.

10.7    Guests’ Property.    All baggage or other property of patrons of the Hotel checked or left in care of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Buyer’s representatives on the day prior to the Closing Date. Buyer shall be responsible from and after the Closing Date and will indemnify and hold Seller, and Hotel Manager harmless from and against all claims for all baggage and property listed in such inventory. Seller shall indemnify and hold harmless Buyer from and against claims for baggage and property not listed in such inventory but alleged to have been left in custody at the Hotel prior to the Closing Date. All baggage or other property of guests retained by Seller as security for unpaid accounts receivable may be left at the Hotel without any responsibility or liability therefor on the part of Buyer, for a period not to exceed one month from Closing Date, within which time such baggage or other property shall be removed or otherwise disposed of by Seller.

10.7.1.1 On the Closing Date, Seller shall cause notice to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Hotel and requesting the removal and verification of the contents of such safe deposit boxes within three (3) days after the Closing Date. Seller may have a representative present at the Hotel during such three (3) day period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such three (3) day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Buyer to be agreed upon between Seller and Buyer and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Buyer shall be the responsibility of Buyer, and Buyer hereby agrees to indemnify and save and hold Seller and Hotel Manager harmless from and against any claim or obligation arising out of or with respect to such property. Any claim with respect to property that is not listed on the inventory and that was allegedly in the safe deposit boxes prior to the inventory shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and save and hold Buyer harmless from and against any such claim.

10.8    Failure of Closing.    If Closing fails to occur by the Last Closing Date (as may be extended in accordance with the terms hereof), any Party, if not then in default of its obligations under this Agreement, shall have the right to terminate this Agreement at any time until Closing actually occurs, by giving written notice of such termination to the other Parties and to Escrow Agent.

10.9    Procedure for Termination of Escrow.    Upon any termination of this Agreement, Seller and Buyer shall each promptly give Escrow Agent written instructions to terminate Escrow and disburse the Deposit and all other funds and items (if any) then held by Escrow Agent in accordance with the provisions of this Agreement. If Parties give Escrow Agent conflicting instructions or if, upon termination of this Agreement, either Party fails to give Escrow Agent written instructions within a reasonable time to terminate Escrow:

10.9.1 Escrow Agent shall promptly notify each Party in writing of such conflicting instructions or failure to give instructions and request that the Parties deliver joint written instructions regarding such disputed matter, but Escrow Agent shall take no action to terminate Escrow or deliver funds or items out of Escrow except pursuant to such joint instructions or a final court order or judgment.

10.9.2 If the Parties fail, within sixty (60) days after Escrow Agent has made such request, to deliver to Escrow Agent joint written instructions resolving such disputed matter, Escrow Agent shall have the right to file an action in interpleader against all the Parties in any court of competent jurisdiction and to deposit with such court all of the funds and other items held by Escrow Agent, whereupon Escrow Agent shall be discharged from any further obligations or liability with respect to such funds and other items. The Parties, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against any claim, liability and expenses resulting from such interpleader action (but, as between Seller and Buyer, the costs of such interpleader action shall be assessed in accordance with Section 16.9).

10.10    Maintenance of Confidentiality by Escrow Agent.  Except as may be otherwise required by applicable Law, Escrow Agent shall maintain the existence, terms and nature of this transaction and the identities of the Parties in strictest confidence and shall not disclose any thereof to any third party (including, without limitation, any broker) without the prior written consent of all the Parties.

11.        Post-Closing Adjustments and Agreements.

11.1    Final Closing Statement.  No later than ninety (90) days after Closing, Buyer shall prepare and deliver to Seller a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on the Hotel’s operating reports for the month immediately preceding Closing the month in which Closing occurred, on Buyer’s own post-Closing examination of the books and records of the Hotel and on facts discovered after Closing. Seller shall be deemed have agreed to the Final Statement as prepared by Buyer, except for such items as to which Seller specifically objects in a written notice given to Buyer within sixty (60) days after Buyer delivers the Final Statement to Seller.

11.2    Disputes.  If Seller gives timely and proper notice of objection to any item(s) on the Final Statement, and Seller and Buyer are unable between themselves to resolve each such action and agree upon the Final Statement within thirty (30) days after Buyer delivers the Final Statement to Seller, then any Party may submit the unresolved items to a mutually agreeable national accounting firm (or, if the Parties are unable to agree on such firm within forty (40) days after Buyer delivers the Final Statement to Seller or such firm is unwilling to handle the dispute, to a qualified neutral party designated by the American Arbitration Association office located in Boston, Massachusetts) for a determination which shall be binding and conclusive upon all Parties and shall become part of agreed Final Statement. Seller and Buyer shall pay in equal shares the fees and other expenses of such accounting firm or other designated neutral party for making such determination.

11.3    Settlement.  Within ten (10) Business Days after the Final Statement has been agreed Seller and Buyer or after the last timely objection by Seller has been resolved under Section 11.2, Buyer or Seller (as the case may be) shall pay to the other the net amount owing on the settlement for the Closing prorations, credits and other adjustments, as shown by the agreed Final Statement. Except for mathematical error manifest on the face of the Final Statement, no further adjustments or payments shall be required with respect to such prorations, credits and other adjustments.

11.4    Completion of Required PIP Work. Following the Closing, Seller shall complete any Required PIP Work which remains uncompleted as of the Closing Date and Buyer shall allow Seller and its representatives access to the Hotel as necessary for the purpose of completing the Required PIP Work.

12.        Third-Party Claims and Obligations.

12.1    Assumed and Retained Liabilities.    Buyer shall assume all liability and obligations under, and Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims, liability and losses, and expenses related thereto (including reasonable attorneys’ fees) (collectively, “Claims”), which Seller incurs by reason of any obligation or liability which is assumed by Buyer pursuant to this Agreement, including, without limitation (A) Employee Liabilities arising or accruing from and after Closing, (B) Employee Liabilities arising or accruing before Closing, to the extent that Buyer has received a proration credit therefor, (C) obligations under the Assumed Contracts arising or accruing from and after Closing or, to the extent Buyer has received a proration credit therefore, before Closing, and (D) the Hotel Payables to the extent Buyer has received a proration credit therefore. Seller shall hold harmless, indemnify and defend Buyer from and against any and all Claims which Buyer incurs by reason of any obligation or liability relating to the period prior to the Closing Date (except to the extent assumed by Buyer hereunder), including, without limitation (i) the Employee Liabilities arising or accruing prior to Closing, except to the extent that Buyer has received a proration credit therefor, (ii) any Service Contracts which are excluded from the Assumed Contracts and (iii) any Disputed Payables (or any other Hotel Payable to the extent Buyer has not received a proration credit).

12.2    Employee Liabilities.

12.2.1    Buyer’s Obligations. Upon Closing Buyer shall:

12.2.1.1    Offer to employ (or cause Buyer’s Hotel manager or operator to offer to employ) employment to a sufficient number of Eligible Employees, in the same position or job classification and at no less than the same wage or salary level as such Hotel Employee held and enjoyed immediately prior to Closing, and with reasonably equivalent benefits to prevent Seller from incurring liability under the WARN Act effective as of Closing.

12.2.1.2    Assume (A) all Employee Liabilities with respect to the Continuing Employees accruing or first arising on and after the Closing Date, or triggered by a termination of employment at the Hotel after Closing, and (B) all Employee Liabilities which have been prorated under Section 8.

Buyer shall hold harmless, indemnify and defend Seller and Hotel Manager from and against any and all Claims arising out of (A) any breach by Buyer of its obligations under this Section 12.2.1 or (B) Employee Liabilities with respect to Continuing Employees accruing or first arising on and after the Closing Date, or triggered by a termination of employment after Closing.

12.3    Indemnification of Related Persons.  Any indemnification of a Party against third-person claims contained herein shall also run in favor of such Party’s partners,

shareholders, beneficial owners, directors, officers, employees, Affiliates, agents and managers (including, without limitation, the Hotel Manager), all of whom are intended by the Parties to be third-party beneficiaries of this Section 12.

13.        Hotel Records.

13.1.1    From and after the date hereof, until two (2) years after the Closing, Seller shall make the books and records for the period Seller owned the Hotel available to Buyer and Buyer’s independent accountants for inspection, copying and audit by Buyer’s designated accountants at Buyer’s sole cost and expense. Seller shall at Buyer’s expense provide Buyer with copies of, or access to, such factual information, accounting records and financial information for Seller’s period of ownership as may be reasonably requested by Buyer or its auditors to enable Buyer or its Affiliates to file reports or registration statements in compliance with the rules and regulations of the Securities and Exchange Commission. This Section 12.4.1 shall survive the Closing for a period of two (2) years.

13.1.2    Seller shall retain the originals of all Hotel Records other than Service Contracts and Equipment Leases assigned to Buyer. As reasonably required for tax filings, preparation and auditing of financial statements, other reporting and purposes, Buyer shall have the right to make and retain copies of the Hotel Records and to disclose information contained therein. Seller shall also make the Hotel Records available to Buyer and its authorized representatives, at reasonable times and upon reasonable prior notice, and allow Buyer to make copies thereof; and Seller shall not dispose of any Hotel Records prior to the fifth anniversary of Closing without giving Buyer at least 30 days’ prior written notice and opportunity to recover the same.

14.        Assignment.  Neither this Agreement nor any of Buyer’s rights hereunder may be assigned, encumbered or transferred without Seller’s prior written consent. Notwithstanding the foregoing, prior to Closing, Buyer shall have a one-time right to assign or transfer its rights under this Agreement to a corporation, partnership, limited liability company or other entity which is wholly owned and controlled, directly or indirectly, by Buyer, provided that (i) Buyer gives Seller at least ten days’ prior written notice of such assignment, (ii) the assignee concurrently with such assignment assumes, in a written instrument delivered and satisfactory in form to Seller, all of the obligations and liabilities of Buyer hereunder and (iii) such assignment shall not invalidate, or require the revision or resubmission of request for, any third party consent necessary for Closing (including, without limitation, the New Licenses) or otherwise delay Closing. Provided that such assignee maintains an unencumbered net worth of at least equal to 20% of the Purchase Price for nine (9) months after the Closing Date, then any assignment of this Agreement undertaken in accordance with the provisions of this Section 14 shall operate to release the Buyer named herein from the obligations and liabilities of Buyer hereunder.

15.        Notices.  Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, by electronic facsimile transmission (“Fax”), or email at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice designate to the other):

If to Seller:	c/o The Procaccianti Group
1140 Reservoir Avenue
Cranston, RI 02920
Attention: Gregory D. Vickowski
Fax: (401) 943-6320
Email: gvick@tpgcompanies.com

with a copies to:	Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Attention: James P. Redding, Esq.
Fax: (617) 897-0961
Email: reddingj@gtlaw.com

and to	Patrick K. Fox
Managing Member and General Counsel
Rockpoint Group, L.L.C.
Woodlawn Hall at Old Parkland
3953 Maple Avenue, Suite 300
Dallas, TX 75219
Fax: 972-934-0100
Email: pfox@rockpointgroup.com

and to	Adam Burinescu
Rockpoint Group, LLC
500 Boylston Street
Suite 1880
Boston, MA 02116
Fax: 617-437-7011
Email: aburinescu@rockpointgroup.com

and to	Bryan Clancy
Charles River Realty Investors, LLC
2310 Washington Street
Newton, MA 02462
Fax (617) 527-0775
Email: BClancy@CRReal.com

If to Buyer:	Chesapeake Lodging Trust
1997 Annapolis Exchange Parkway, Suite 410
Annapolis, MD 21401
Attention: Graham Wootten
Fax: 410-972-4180

with a copy to:	Hogan Lovells US LLP
555 Thirteenth Street NW
Washington, D.C. 20004
Attention: Carol Weld King
Fax: (202) 637-5910

and shall be deemed delivered and received (A), if delivered or transmitted before 5:00 p.m. recipient’s local time on a Business Day, or if tendered for delivery between the hours 9:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day and refused, then on the date of actual (or refused) delivery or actual transmission as evidenced by postal or courier receipt (or by a completed transmission log sheet generated by the sending telecopier) and (B), otherwise, on the Business Day next following the date of actual delivery or transmission; provided, however, that any communication delivered by Fax must be confirmed within three Business Days by duplicate notice delivered as otherwise provided herein and any refused delivery must re-tendered within two Business Days.

16.         General Provisions.

16.1    Confidentiality.  Except for Permitted Disclosures (defined below), (A) Buyer shall keep confidential the terms of this Agreement, and (B) until and unless the Closing occurs, Buyer shall keep confidential all information regarding the Hotel. In addition, except as required by Law, no party shall issue any press release or communication with the public prior to Closing without the prior written consent of the other. As used herein, “Permitted Disclosures” include only (i) disclosures by Buyer to its attorneys, accountants and other consultants as reasonably necessary in negotiation of this Agreement, the conduct of due diligence, the consummation of the transactions contemplated hereby and the exercise of Buyer’s rights and the performance its duties hereunder, (ii) disclosure to any government regulatory agency which requests the information in question in the course of its regulatory functions, and (iii) any other disclosure required by Law (including, without limitation, in response to any subpoena). In the case of any Permitted Disclosure described in clause (i) above, Buyer shall advise the person to whom such disclosure is made of the confidential nature of any information disclosed and obtain from such person an undertaking to respect such confidentiality. Any confidentiality agreement regarding the Hotel or the transactions contemplated by this Agreement previously made between the Parties or their agents shall continue in full force and effect and shall not be deemed to have merged into, or been superseded by, this Agreement.

16.2      Effect of Termination. Upon any termination of this Agreement, no Party shall have any further obligation or liability to the other hereunder except (i) as provided below

(regarding Buyer’s return or destruction of materials received from Seller), (ii) any liability which any Party may have hereunder by reason of the fact that termination either (A) was wrongfully made by it or (B) resulted from a breach of its covenants or other obligations hereunder and (iii) any obligation of Seller under Sections 4.6 or 16.9. Within thirty (30) days after termination of this Agreement without Closing, Buyer shall either return to Seller all materials of a confidential nature which Buyer has received from Seller pursuant to this Agreement or confirm to Seller in writing that Buyer has destroyed all such materials. Within thirty (30) days after Seller’s request following the termination of this Agreement without Closing, Buyer shall deliver to Seller all reports, studies and analyses prepared by third parties at Buyer’s request or direction relating to the Hotel Premises (unless this Agreement has been terminated due to the default of Seller).

16.3    Construction; Participation in Drafting. Each Party acknowledges that it and its Counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against a Party by reason of the role of such Party or its Counsel in the drafting of such provision.

16.4    No Third-Party Beneficiaries. Except as expressly provided in Section 12.3, nothing in this Agreement is intended or shall construed to confer any rights or remedies on any person other than the Parties and their active successors and assigns, or to relieve, discharge or alter the obligations of any third person to either Party or to give any third person any right of subrogation or action over against Party. Without limiting the generality of the foregoing, no Hotel Employee shall be deemed a third party beneficiary of any provision of this Agreement.

16.5    Integration and Binding Effect. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent, offer sheet, broker’s set-up, disclosure materials, offering circular or other such written materials of any kind). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by all Parties. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

16.6    Computation of Time. Any time period specified in this Agreement which would otherwise end on a non-Business Day shall automatically be extended to the immediately following Business Day.

16.7     Captions. Article and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

16.8    Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other Party may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this

Section shall be deemed to enlarge the obligations of the Parties hereunder or to require any to incur any material expense or liability not otherwise required of it hereunder.

16.9        Enforcement Costs.  Should either Buyer or Seller institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of any alleged breach of any provision hereof, the prevailing Party shall be entitled to recover from the other Party all costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing Party in connection with such action or proceeding. A Party also shall be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement in its favor obtained in such action or proceeding (and in any such judgment, provision shall be made for the recovery of such post-judgment costs and expenses.)

16.10        GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE AN AGREEMENT MADE UNDER THE LAW OF THE STATE WHERE THE HOTEL PREMISES ARE LOCATED AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH SUCH LAWS.

16.11        Counterparts.  This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on Separate counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

17.        Exhibits.  Each of the following exhibits is hereby incorporated into and made an integral of this Agreement:

A	Legal Description of Hotel Parcel
B	Form of Deed
C	Form of Bill of Sale
D	Permitted Exceptions
E	Form of Assignment and Assumption of Assumed Contracts
F	Form of General Assignment and Assumption
G	Form of FIRPTA Certificate
H	Exceptions to Seller Representations
I	Schedule of Employee Agreements and Employee Plans
J	Schedule of Contracts
K	Schedule of Equipment Leases
L	Allocation of Purchase Price
M	Marriott PIP
N	Marriott PIP Waivers
O	Schedule of Existing Environmental Reports, Survey and Title Report
P	Third Party Approvals and Consents
Q	Form of Owner’s Title Affidavit
R	Required PIP Work
S	Bookings

Seller shall have the right, at any time no later than ten Business Days after the Effective Date, to deliver to Buyer either the initial or an amended version of any or all of Exhibits H, I, J, K, M N, O, and P.

18.        Limitation on Remedies for Seller’s Breach. In the event Seller in breach of this Agreement fails to close, then, provided that Purchaser is not in material default under this Agreement on the Closing Date, Purchaser shall be entitled, as its sole remedy, to either (i) the return of the Deposit together with all interest thereon or (ii) to seek specific performance of this Agreement, provided that any action for specific performance must be initiated no later than thirty (30) days after the default by Seller. Upon Seller providing such remedies to Purchaser, neither Seller nor Purchaser shall have any rights against or obligations to the other arising out of this Agreement, except for obligations that expressly survive termination of this Agreement.

19.        LIQUIDATED DAMAGES AND LIMITATIONS OF REMEDIES FOR BUYER’S BREACH. IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, THEN UPON WRITTEN NOTICE OF TERMINATION (A “TERMINATION NOTICE”) FROM SELLER TO BUYER AND ESCROW AGENT, THIS AGREEMENT SHALL TERMINATE (EXCEPT FOR THIS SECTION AND BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.6, 16.2 AND 16.9). THE PARTIES ACKNOWLEDGE AND AGREE BY INITIALING THIS SECTION 19 THAT:

19.1    IF BUYER FAILS TO CLOSE IN BREACH OF THIS AGREEMENT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN.

19.2    THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF SUCH A FAILURE OF CLOSING TO OCCUR, AND THE DEPOSIT AND INTEREST IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (BUYER ACKNOWLEDGING AND AGREEING THAT BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 19 AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH BUYER’S COUNSEL WITH RESPECT THERETO); AND

19.3    UPON DELIVERY TO ESCROW AGENT BY SELLER OF A PROPERLY GIVEN TERMINATION NOTICE, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER’S SOLE REMEDY HEREUNDER IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, AND BUYER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLER BY BUYER AS A RESULT OF BUYER’S OBLIGATIONS PURSUANT TO

SECTIONS 4.6, 16.2 AND 16.9; AND PROVIDED FURTHER THAT SELLER SHALL BE ENTITLED TO RECOVER FROM BUYER ATTORNEYS’ FEES AND OTHER DIRECT OUT-OF-POCKET COSTS INCURRED BY THEM IN CONNECTION WITH THE ENFORCEMENT OR DEFENSE OF OBLIGATIONS CONTAINED IN THIS SECTION 19.

IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLER AND BUYER HAVE INITIALED BELOW:

SELLER:	BUYER:

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered, each its own representative thereunto duly authorized, as of the date first above written.

SELLER:	CR/TPG NEWTON HOTEL LLC, a Delaware limited liability company

	By:	Proc Capital Fund V, LLC, its Manager

Date: , 2010	By:	/s/ James Procaccianti
	Name:	James Procaccianti
	Title:	Manager

[SELLER’S SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered, each its own representative thereunto duly authorized, as of the date first above written.

BUYER:	CHESAPEAKE LODGING, L.P., a Delaware limited partnership

	By:	CHESAPEAKE LODGING TRUST, a Maryland real estate investment trust, its general partner

Date: 6 - 30 , 2010	By:	/s/ Rick Adams
	Name:	Rick Adams
	Title:	Senior Vice President, Chief Investment Officer

[BUYER’S SIGNATURE PAGE]

The undersigned hereby accepts this Agreement as its escrow instructions and agrees to act as Escrow Agent hereunder, in accordance with the terms and conditions hereof.

National Land Tenure Co. LLC

By:	/s/ Brian J. Fitzgerald
Name:	Brian J. Fitzgerald
Title:	Counsel
Date:	, 2010

[ESCROW AGENT’S SIGNATURE PAGE]